news release

EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PST
JANUARY 29, 2016

Chevron Reports Fourth Quarter Loss of $588 Million
And 2015 Earnings of $4.6 Billion

•	Fourth quarter earnings include impairments and other charges of $1.1 billion

•	107 percent oil and gas reserves replacement

SAN RAMON, Calif., January 29, 2016 – Chevron Corporation (NYSE: CVX) today reported a loss of $588 million ($0.31 per share – diluted) for fourth quarter 2015, compared with earnings of $3.5 billion ($1.85 per share – diluted) in the 2014 fourth quarter. Foreign currency effects increased earnings in the 2015 quarter by $46 million, compared with an increase of $432 million a year earlier.
Full-year 2015 earnings were $4.6 billion ($2.45 per share – diluted) compared with $19.2 billion ($10.14 per share – diluted) in 2014.
Sales and other operating revenues in fourth quarter 2015 were $28 billion, compared to $42 billion in the year-ago period.
Earnings Summary

	Fourth Quarter		Year
Millions of dollars	2015	2014	2015	2014
Earnings by business segment
Upstream	$(1,361)	$2,673	$(1,961)	$16,893
Downstream	1,011	1,518	7,601	4,336
All Other	(238)	(720)	(1,053)	(1,988)
Total (1)(2)	$(588)	$3,471	$4,587	$19,241
(1) Includes foreign currency effects	$46	$432	$769	$487
(2) Net income attributable to Chevron Corporation (See Attachment 1)
“Our 2015 earnings were down significantly from the previous year, reflecting a nearly 50 percent year-on-year decline in crude oil prices,” said Chairman and CEO John Watson.
“We’re taking significant action to improve earnings and cash flow in this low price environment,” Watson stated. “Operating expenses and capital spending were reduced $9 billion in 2015 from 2014, and I expect similarly large reductions again in 2016. In addition, asset sales proceeds were $6 billion in 2015, with additional sales planned for 2016 and 2017.”
“Improved refinery reliability allowed us to capture the benefits of a favorable margin environment and post excellent downstream results for the year,” Watson added. “We continued to reshape the downstream portfolio with well-timed asset sales and good progress on petrochemical investments.”
“We advanced our upstream major capital projects,” Watson added. “We had first production from two deepwater projects in Africa, and ramped up production from Jack/St. Malo in the deepwater Gulf of Mexico and our shale and tight resources in the Permian Basin. We made significant progress on our LNG projects in Australia, in particular the Gorgon Project

- MORE -

where we expect to be producing LNG within the next few weeks. Successful completion and start-up of these and other major capital projects will translate into significantly lower capital spending, higher production and growing cash generation in the months ahead.”
Watson commented that the company added approximately 1.02 billion barrels of net oil-equivalent proved reserves in 2015. These additions, which are subject to final reviews, equate to approximately 107 percent of net oil-equivalent production for the year. The largest additions were from production entitlement effects in several locations and drilling results for the Permian Basin in the United States and the Wheatstone Project in Australia. The company will provide additional details relating to 2015 reserve additions in its Annual Report on Form 10-K scheduled for filing with the SEC on February 25, 2016.
At year-end, balances of cash, cash equivalents, time deposits and marketable securities totaled $11.3 billion, a decrease of $1.9 billion from the end of 2014. Total debt at December 31, 2015 stood at $38.6 billion, an increase of $10.8 billion from a year earlier.

UPSTREAM
Worldwide net oil-equivalent production was 2.67 million barrels per day in fourth quarter 2015, up from 2.58 million barrels per day in the 2014 fourth quarter. Net oil-equivalent production for the full year 2015 was 2.62 million barrels per day, an increase of 2 percent from the prior year, and within the range of the production guidance for the year. Production increases from project ramp-ups in the United States and Bangladesh, and production entitlement effects in several locations, were partially offset by the Partitioned Zone shut-in and normal field declines for both comparitive periods.

U.S. Upstream

	Fourth Quarter		Year
Millions of dollars	2015	2014	2015	2014
Earnings	$(1,954)	$432	$(4,055)	$3,327
U.S. upstream operations incurred a loss of $1.95 billion in fourth quarter 2015 compared to earnings of $432 million from a year earlier. The decrease was due to lower crude oil realizations, higher depreciation expenses, higher exploration expenses and lower gains on asset sales, partially offset by higher crude oil production. The increase in depreciation and exploration expenses was primarily due to impairments and project cancellations.
The company’s average sales price per barrel of crude oil and natural gas liquids was $35 in fourth quarter 2015, down from $66 a year ago. The average sales price of natural gas was $1.54 per thousand cubic feet, compared with $3.34 in last year’s fourth quarter.
Net oil-equivalent production of 719,000 barrels per day in fourth quarter 2015 was up 46,000 barrels per day, or 7 percent, from a year earlier. Production increases due to project ramp-ups in the Gulf of Mexico and the Permian Basin in Texas and New Mexico were partially offset by normal field declines and the effect of asset sales. The net liquids component of oil-equivalent production increased 8 percent in the 2015 fourth quarter to 499,000 barrels per day, while net natural gas production increased 4 percent to 1.32 billion cubic feet per day.

- MORE -

International Upstream

	Fourth Quarter		Year
Millions of dollars	2015	2014	2015	2014
Earnings*	$593	$2,241	$2,094	$13,566
*Includes foreign currency effects	$91	$453	$725	$597
International upstream operations earned $593 million in fourth quarter 2015 compared with $2.24 billion a year earlier. The decrease was due to lower crude oil and natural gas realizations, and lower gains on asset sales. Partially offsetting these effects were lower depreciation, operating, tax and exploration expenses, and higher crude oil production. Foreign currency effects increased earnings by $91 million in the 2015 quarter, compared with an increase of $453 million a year earlier.
The average sales price for crude oil and natural gas liquids in fourth quarter 2015 was $39 per barrel, down from $68 a year earlier. The average price of natural gas was $3.99 per thousand cubic feet, compared with $5.38 in last year’s fourth quarter.
Net oil-equivalent production of 1.95 million barrels per day in fourth quarter 2015 increased 45,000 barrels per day, or 2 percent, from a year ago. Production increases from entitlement effects in several locations and project ramp-ups in Bangladesh and several other areas were partially offset by the Partitioned Zone shut-in and normal field declines. The net liquids component of oil-equivalent production was essentially unchanged at 1.28 million barrels per day in the 2015 fourth quarter, while net natural gas production increased 6 percent to 4.07 billion cubic feet per day.

DOWNSTREAM
U.S. Downstream

	Fourth Quarter		Year
Millions of dollars	2015	2014	2015	2014
Earnings	$496	$889	$3,182	$2,637
U.S. downstream operations earned $496 million in fourth quarter 2015 compared with earnings of $889 million a year earlier. The decrease was primarily due to the absence of 2014 gains on asset sales, partially offset by higher margins on refined product sales in fourth quarter 2015 compared to the year-ago period.
Refinery crude oil input in fourth quarter 2015 decreased 1 percent to 916,000 barrels per day from the year-ago period.
Refined product sales of 1.23 million barrels per day were unchanged from fourth quarter 2014. Branded gasoline sales of 515,000 barrels per day were up 1 percent from the 2014 period.

International Downstream

	Fourth Quarter		Year
Millions of dollars	2015	2014	2015	2014
Earnings*	$515	$629	$4,419	$1,699
*Includes foreign currency effects	$(45)	$(21)	$47	$(112)
International downstream operations earned $515 million in fourth quarter 2015 compared with $629 million a year earlier. The decrease was primarily due to an unfavorable change in effects on derivative instruments and lower margins on refined product sales, partially offset by the absence of certain one-time employee benefits expenses in the year-ago period

- MORE -

and lower income tax expense. Foreign currency effects decreased earnings by $45 million in fourth quarter 2015, compared with a decrease of $21 million a year earlier.
Refinery crude oil input of 783,000 barrels per day in fourth quarter 2015 decreased 39,000 barrels per day from the year-ago period, mainly as a result of the Caltex Australia Limited divestment.
Total refined product sales of 1.47 million barrels per day in fourth quarter 2015 were down 77,000 barrels per day from the year-ago period, mainly as a result of the Caltex Australia Limited divestment. Excluding the effects of the Caltex Australia Limited divestment, refined product sales were up 35,000 barrels per day, primarily reflecting higher sales of gasoline.

ALL OTHER

	Fourth Quarter		Year
Millions of dollars	2015	2014	2015	2014
Net Charges*	$(238)	$(720)	$(1,053)	$(1,988)
*Includes foreign currency effects	$0	$0	$(3)	$2
All Other consists of worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.
Net charges in fourth quarter 2015 were $238 million, compared with $720 million in the year-ago period. The change between periods was mainly due to lower corporate tax items and other corporate charges.

CASH FLOW FROM OPERATIONS
Cash flow from operations in 2015 was $19.5 billion, compared with $31.5 billion in 2014. Excluding working capital effects, cash flow from operations in 2015 was $21.4 billion, compared with $32.0 billion in 2014.

CAPITAL AND EXPLORATORY EXPENDITURES
Capital and exploratory expenditures in 2015 were $34.0 billion, compared with $40.3 billion in 2014. The amounts included $3.4 billion in 2015 and $3.5 billion in 2014 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream represented 92 percent of the companywide total in 2015.

# # #
NOTICE
Chevron’s discussion of fourth quarter 2015 earnings with security analysts will take place on Friday, January 29, 2016, at 8:00 a.m. PST. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.

- MORE -

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “may,” “could,” “should,” “budgets,” “outlook,” “on schedule,” “on track” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this report. Unless legally required, Chevron undertakes no obligation to update publicly any forward looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemicals margins; the company's ability to realize anticipated cost savings and expenditure reductions; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the business, results of operations and financial condition of the company’s suppliers, vendors, partners, and equity affiliates, particularly during extended periods of low prices for crude oil and natural gas; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s business or operations due to war, accidents, political events, civil unrest, severe weather, cyber threats and terrorist acts, crude oil production quotas that might be imposed by the Organization of Petroleum Exporting Countries, or other natural or human causes beyond its control; changing economic, regulatory and political environments in the various countries in which the company operates; general domestic and international economic and political conditions; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant business, operational, investment or product changes required by existing or future environmental statutes and regulations, including international agreements and national, regional and state legislation and regulatory measures to limit greenhouse gas emissions; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; reductions in credit ratings; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; the company’s ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors” on pages 22 through 24 of the company’s 2014 Annual Report on Form 10-K. Other unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.

- MORE -

CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 1
(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME
(unaudited)	Three Months Ended December 31		Year Ended December 31
REVENUES AND OTHER INCOME	2015	2014	2015	2014

Sales and other operating revenues *	$28,014	$42,111	$129,925	$200,494
Income from equity affiliates	919	1,555	4,684	7,098
Other income	314	2,422	3,868	4,378
Total Revenues and Other Income	29,247	46,088	138,477	211,970
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	14,570	24,263	69,751	119,671
Operating, selling, general and administrative expenses	7,273	7,940	27,477	29,779
Exploration expenses	1,358	510	3,340	1,985
Depreciation, depletion and amortization	5,400	4,873	21,037	16,793
Taxes other than on income *	2,856	3,118	12,030	12,540
Total Costs and Other Deductions	31,457	40,704	133,635	180,768
Income (Loss) Before Income Tax Expense	(2,210)	5,384	4,842	31,202
Income tax expense (benefit)	(1,655)	1,912	132	11,892
Net Income (Loss)	(555)	3,472	4,710	19,310
Less: Net income attributable to noncontrolling interests	33	1	123	69
NET INCOME (LOSS) ATTRIBUTABLE TO CHEVRON CORPORATION	$(588)	$3,471	$4,587	$19,241

PER-SHARE OF COMMON STOCK
Net Income (Loss) Attributable to Chevron Corporation
- Basic	$(0.31)	$1.86	$2.46	$10.21
- Diluted	$(0.31)	$1.85	$2.45	$10.14
Dividends	$1.07	$1.07	$4.28	$4.21

Weighted Average Number of Shares Outstanding (000's)
- Basic	1,869,072	1,871,332	1,867,941	1,883,633
- Diluted	1,874,313	1,883,650	1,874,971	1,897,897

* Includes excise, value-added and similar taxes.	$1,717	$2,004	$7,359	$8,186

- MORE -

CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended December 31		Year Ended December 31
	2015	2014	2015	2014
Upstream
United States	$(1,954)	$432	$(4,055)	$3,327
International	593	2,241	2,094	13,566
Total Upstream	(1,361)	2,673	(1,961)	16,893
Downstream
United States	496	889	3,182	2,637
International	515	629	4,419	1,699
Total Downstream	1,011	1,518	7,601	4,336
All Other (1)	(238)	(720)	(1,053)	(1,988)
Total (2)	$(588)	$3,471	$4,587	$19,241

SELECTED BALANCE SHEET ACCOUNT DATA	Dec. 31, 2015	Dec. 31, 2014
Cash and Cash Equivalents	$11,022	$12,785
Time Deposits	$—	$8
Marketable Securities	$310	$422
Total Assets	$266,103	$266,026
Total Debt	$38,592	$27,818
Total Chevron Corporation Stockholders' Equity	$152,716	$155,028

	Year Ended December 31
CASH FLOW FROM OPERATIONS	2015	2014
Net Cash Provided by Operating Activities	$19,456	$31,475
Net increase in Operating Working Capital	$(1,979)	$(540)
Net Cash Provided by Operating Activities Excluding Working Capital	$21,435	$32,015

	Three Months Ended December 31		Year Ended December 31
CAPITAL AND EXPLORATORY EXPENDITURES (3)	2015	2014	2015	2014
United States
Upstream	$1,670	$2,582	$7,582	$8,799
Downstream	541	505	1,923	1,649
Other	171	206	418	584
Total United States	2,382	3,293	9,923	11,032
International
Upstream	6,104	7,672	23,535	28,316
Downstream	215	318	513	941
Other	6	7	8	27
Total International	6,325	7,997	24,056	29,284
Worldwide	$8,707	$11,290	$33,979	$40,316
(1) Includes worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.
(2) Net Income (Loss) Attributable to Chevron Corporation (See Attachment 1)
(3) Includes interest in affiliates:
United States	$358	$323	$1,344	$1,021
International	583	722	2,053	2,446
Total	$941	$1,045	$3,397	$3,467

- MORE -

CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 3

OPERATING STATISTICS (1)	Three Months Ended December 31		Year Ended December 31
NET LIQUIDS PRODUCTION (MB/D): (2)	2015	2014	2015	2014
United States	499	462	501	456
International	1,276	1,270	1,243	1,253
Worldwide	1,775	1,732	1,744	1,709
NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,320	1,266	1,310	1,250
International	4,065	3,834	3,959	3,917
Worldwide	5,385	5,100	5,269	5,167
TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	719	673	720	664
International	1,954	1,909	1,902	1,907
Worldwide	2,673	2,582	2,622	2,571
SALES OF NATURAL GAS (MMCF/D):
United States	3,843	3,689	3,913	3,995
International	4,519	4,230	4,299	4,304
Worldwide	8,362	7,919	8,212	8,299
SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	157	155	153	141
International	87	92	89	86
Worldwide	244	247	242	227
SALES OF REFINED PRODUCTS (MB/D):
United States	1,229	1,230	1,228	1,210
International (5)	1,471	1,548	1,507	1,501
Worldwide	2,700	2,778	2,735	2,711
REFINERY INPUT (MB/D):
United States	916	927	924	871
International	783	822	778	819
Worldwide	1,699	1,749	1,702	1,690

(1) Includes interest in affiliates.
(2) Includes: Canada - Synthetic Oil	51	44	47	43
Venezuela Affiliate - Synthetic Oil	28	29	29	31
(3) Includes natural gas consumed in operations (MMCF/D):
United States	66	68	66	71
International	433	441	430	452
(4)    Oil-equivalent production is the sum of net liquids production. net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales (MB/D):	412	487	420	475